EXHIBIT 5.2

[LETTERHEAD OF SHEARMAN & STERLING LLP]

February 18, 2015

JetBlue Airways Corporation
27-01 Queens Plaza North
Long Island City, New York 11101

JetBlue Airways Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to JetBlue Airways Corporation, a Delaware corporation (the “Registrant”), in connection with the shelf registration statement on Form-S3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the offering by selling stockholders on a delayed basis from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of 46,693,227 shares of common stock, par value $0.01 per share (the “Common Stock”), as more particularly set forth in the prospectus (the “Prospectus”) relating to the Common Stock included in the Registration Statement.

As counsel to the Registrant, we have reviewed the originals, or copies identified to our satisfaction, of the Registration Statement, the Prospectus, and other documents, agreements and instruments as we have deemed necessary as a basis for the opinion expressed below.  In our review, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies.  We have further assumed, as to matters of fact, the accuracy of the statements and representations made in the Registration Statement and Prospectus.

In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial authorities, interpretive rulings and other administrative pronouncements of the Internal Revenue Service and such other authorities as we have considered relevant, all of which are subject to change or differing interpretations, possibly on a retroactive basis.  There can be no assurance that our analysis and conclusions will be accepted by the Internal Revenue Service or, if challenged, by a court.  Moreover, a change in the authorities or the accuracy or completeness of any of the information, documents, statements, representations or assumptions on which our opinion is based could affect our conclusions.

Based upon the foregoing and in reliance thereon, we hereby confirm that, subject to the qualifications, limitations and assumptions under the section titled “Certain U.S. Federal Income Tax Considerations” in the Prospectus, the statements set forth therein, insofar as such statements constitute statements of U.S. federal income tax law or legal conclusions, fairly summarize in all material respects the legal matters referred to therein.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or any information, document, statement, representation or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

KG/JF